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Exhibit 23.3


                 Consent of Independent Accountants


The Board of Directors
Aether Systems, Inc.

We consent to the incorporation by reference in this Registration statement on Form S-8 of Aether Systems, Inc. of our report dated March 9, 2000 relating to the financial statements of LocusOne Communications, Inc. as of December 31, 1998 and 1999 and for the years then ended.


                                  S/ KPMG LLP


McLean, Virginia
December 19, 2000